Exhibit 99.1

     Gastar Announces Resignation of Thomas L. Crow, as Director


    HOUSTON--(BUSINESS WIRE)--Dec. 13, 2007--Gastar Exploration Ltd. (AMEX:GST) and (TSX:YGA) (the "Company") announced that Thomas L. Crow had advised the Company's Board of Directors that he will resign from the Board of Directors effective January 1, 2008 for family health reasons. Mr. Crow, age 76, has served as a director of Gastar since April 2002, and is a member of the Governance, Audit, Reserve, Remuneration and Nomination Committees of the Board of Directors. There have been no disagreements or disputes between Mr. Crow and the Company that led to his resignation. The Company will not name an immediate replacement for Mr. Crow but expects to select or nominate a replacement director in 2008.

    J. Russell Porter, Gastar's Chairman, President and CEO, in commenting on Mr. Crow's resignation said, "Mr. Crow has been a director of the Company since 2002 and has been one of our most active and supportive directors during that time. His long term interest in Gastar and active participation on the Board of Directors has significantly benefited the Company. Mr. Crow's knowledge of the Australian business market has been particularly beneficial to Gastar as we have built an asset base in Southeastern Australia. He is highly respected by all of us at Gastar and will be greatly missed."

    Mr. Crow commented, "My decision to resign from the Board of Gastar is based solely upon personal and family reasons, and I have no intention of selling my Gastar shares. It has been a pleasure to work with Gastar and the other Board members over the past five years. I am proud to have been part of the Company's progress and growth and wish the Company, its management and employees continued success in the future."

    The American Stock Exchange and the Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this news release.


    CONTACT: Gastar Exploration Ltd., Houston
             Michael Gerlich, 713-739-1800
             Vice President and CFO
             mgerlich@gastar.com
             or
             Investor Relations Counsel:
             DRG&E
             Lisa Elliott or Anne Pearson, 713-529-6600 lelliott@drg-e.com / apearson@drg-e.com